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Filed Pursuant to
Rule 424(b)(4)

Registration No. 333-126300

PROSPECTUS

$60,000,000
HARBOR ACQUISITION CORPORATION
10,000,000 Units

        Harbor Acquisition Corporation is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. We do not have any specific business combination under consideration, and we have not had any preliminary contacts or discussions with any target business regarding a business combination. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts exclusively on acquiring an operating business in the consumer or industrial products sectors.

        This is an initial public offering of our securities. Each unit that we are offering consists of:

  •
  one share of our common stock; and

  •
  two warrants.

        Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination and April 25, 2007 and will expire on April 25, 2011 or earlier upon redemption.

        We have granted the underwriters a 45-day option to purchase up to 1,500,000 additional units solely to cover over-allotments, if any (over and above the 10,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution.

        We have also agreed to sell to Ferris, Baker Watts, Incorporated, the representative of the underwriters, for $100, an option to purchase up to a total of 500,000 units at $7.50 per unit (125% of the price of the units sold in the offering). The units issuable upon exercise of this option are identical to those offered by this prospectus, except that each of the warrants underlying such units entitles the holder to purchase one share of our common stock at a price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering) and will have a cashless exercise provision. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

        Certain of our initial stockholders have purchased an aggregate of 2,000,000 warrants at a price of $0.65 per warrant ($1,300,000 in the aggregate) in a private placement immediately prior to this offering. Such warrants are identical to the warrants included in the units sold in this offering. The proceeds from the sale of the warrants in the private placement will be deposited into a trust account, described below, and will be distributed to our public stockholders in the event we are unable to complete a business combination. Neither the warrants nor the shares underlying the warrants may be sold, assigned or transferred until we consummate a business combination.

        There is presently no public market for our units, common stock or warrants. Our units have been listed on the American Stock Exchange under the symbol "HAC.U". Each of the common stock and warrants may trade separately beginning on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Incorporated determines that an earlier date is acceptable. Once the securities comprising the units begin separate trading, the common stock and the warrants will be listed on the American Stock Exchange under the symbols "HAC" and "HAC.WS," respectively. We cannot assure you, however, that any of such securities will continue to be listed on the American Stock Exchange.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount and Commissions(1)	Proceeds, Before Expenses

Per Unit	$6.00	$0.435	$5.565

Total	$60,000,000	$4,350,000	$55,650,000

(1)
Includes a non-accountable expense allowance in the amount of 2.25% of the gross proceeds, or $0.135 per unit ($1,350,000 in total), excluding proceeds from the exercise of the over-allotment option, payable to Ferris, Baker Watts, Incorporated, the lead underwriter. The lead underwriter has agreed to deposit 2.25% of the gross offering proceeds attributable to the non-accountable expense allowance ($0.135 per unit) into a trust account until the earlier of the completion of a business combination or the liquidation of the trust account. They have further agreed to forfeit any rights to or claims against such proceeds if we do not complete a business combination and the trust account is liquidated.

        Of the proceeds of this offering, $57,800,000 ($5.78 per unit) will be deposited into a trust account at JPMorgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company acting as trustee. This amount includes up to $1,350,000 ($0.135 per unit) which will be paid to the underwriters if a business combination is consummated, but which will be forfeited by the underwriters if a business combination is not consummated. This amount also includes the net proceeds from the 2,000,000 warrants being purchased in a private placement immediately prior to this offering by certain of our initial stockholders, which they have agreed to forfeit if a business combination is not consummated. This amount also includes a loan from an affiliate of one of our initial stockholders in the aggregate amount of $150,000 which will be repaid from the interest accrued on the amount in escrow, but will not be repaid from the principal in escrow. As a result, our public stockholders will receive approximately $5.78 per unit (approximately 96.3% of the initial purchase price of the units) (plus interest earned but net of $1,650,000 in working capital ($1,850,000 if the over-allotment option is exercised in full) and taxes) in the event of a liquidation of our company prior to consummation of a business combination.

        We are offering the units for sale on a firm-commitment basis. Ferris, Baker Watts, Incorporated, acting as the lead underwriter, expects to deliver our securities to investors in the offering on or about May 1, 2006.

Ferris, Baker Watts Incorporated
Ladenburg Thalmann & Co. Inc.
Brean Murray, Carret & Co.

The date of this prospectus is April 26, 2006

PROSPECTUS SUMMARY

        This summary highlights material information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to "we," "us" or "our company" refer to Harbor Acquisition Corporation. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters have not exercised their over-allotment option.

        We are a blank check company organized under the laws of the State of Delaware on June 20, 2005. We were formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. No person or entity representing us or affiliated with us has taken any indirect or direct measure to search for or locate a target business. Our efforts in identifying a prospective target business will be limited to acquiring a middle market business operating in the consumer or industrial products sectors. For these purposes, we define the middle market as comprised of companies having a fair market value in their entirety of between $40 million and $300 million. To date, our efforts have been limited to organizational activities and activities related to this offering.

        Our management team, including our officers, directors and special advisors, is experienced in business operations as well as in sourcing, structuring, financing and consummating business combinations within the consumer and industrial products sectors. Through our management team and directors, we believe that we have extensive contacts and sources, including private equity funds, public and private companies, investment bankers, attorneys and accountants, from which to generate acquisition opportunities. Our management team intends to maintain and build on the relationships that they have developed through their years of experience with publicly traded companies and in private equity to find and evaluate potential target companies.

        We believe that our company will succeed in consummating a business combination with a target business or businesses as a result of the following:

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  the experience of our management team in sourcing, negotiating and consummating acquisitions within the consumer and industrial products sectors;

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  our contacts within the investment banking and business community we believe will provide us with access to acquisition opportunities;

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  our officers, directors and special advisors have acquisition and operating experience in the consumer and industrial product sectors, which will assist us in evaluating companies within these sectors.

        While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business whose fair market value as determined in the reasonable determination of the board of directors is at least equal to 80% of our net assets at the time of such acquisition (not including the deferred portion of the underwriters' non-accountable expense allowance). Consequently, it is likely that we will have the ability to effect only a single business combination.

        Our executive offices are located at One Boston Place, Suite 3630, Boston, Massachusetts 02108 and our telephone number is (617) 624-8409.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

        Unless we tell you otherwise, the term "business combination" as used in this prospectus means an acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. As used in this prospectus, the term "consumer and industrial products sectors" includes companies engaged in the manufacture, distribution or sale of products or the provision of services for personal, family, household or business use. In addition, unless we tell you otherwise, the term "initial stockholder" as used in this prospectus refers to those persons who held shares of our common stock prior to the date of this prospectus. Furthermore, unless we tell you otherwise, the term "public stockholder" as used in this prospectus refers to those persons who purchase the securities offered by this prospectus and any of our initial stockholders who purchase these securities either in this offering or afterwards provided that our initial stockholders' status as "public stockholders" shall only exist with respect to those securities so purchased. Unless the context indicates otherwise, certain numbers in this prospectus have been rounded and, therefore, are approximate.

Private Placement

        Certain of our initial stockholders have purchased from us an aggregate of 2,000,000 warrants at $0.65 per warrant in a private placement immediately prior to this offering. The purchasers have agreed not to transfer the warrants until we consummate a business combination.

THE OFFERING

Securities offered	10,000,000 units, at $6.00 per unit, each unit consisting of:
• one share of common stock; and
• two warrants

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Incorporated determines that an earlier date is acceptable based upon its assessment of the relative strengths of the securities market and small capitalization companies in general, and the trading pattern of, and demand for our securities in particular. In no event will Ferris, Baker Watts, Incorporated allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, or amendment thereto, or in a subsequent Form 8-K, information indicating whether Ferris, Baker Watts, Incorporated has allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus.
Common Stock:
Number outstanding before this offering	2,500,000
Number to be outstanding after this offering	12,500,000
Warrants:
Number outstanding before this offering and the private placement	None
Number to be outstanding after this offering and the private placement	22,000,000 warrants
Exercisability	Each warrant is exercisable for one share of common stock.
Exercise price	$5.00
Exercise period	The warrants will become exercisable on the later of:
• the completion of a business combination with a target business; or
• April 25, 2007

The warrants will expire at 5:00 p.m., New York City time, on April 25, 2011 or earlier upon redemption.
Redemption	We may redeem the outstanding warrants:
• in whole and not in part;
• at a price of $.01 per warrant;
• at any time after the warrants become exercisable;
• upon a minimum of 30 days' prior written notice of redemption; and
•
if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

We have established our redemption criteria to provide warrant holders with a premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied, we may call the warrants and each warrant holder will be entitled to exercise his or her warrants prior to the date scheduled for redemption. There can be no assurance, however, that the price of the common stock will exceed $8.50 or the warrant exercise price after the redemption call is made.
American Stock Exchange symbols for our:	Units: "HAC.U"
Common Stock: "HAC"
Warrants: "HAC.WS"

Offering proceeds to be held in trust
$57,800,000 of the proceeds of this offering and the private placement (approximately $5.78 per unit) will be placed in a trust account at JPMorgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, as trustee, pursuant to an agreement to be signed on the date of this prospectus. The proceeds consist of $56,300,000 from the net proceeds payable to us (including proceeds from the private placement) and $1,350,000 of the proceeds attributable to the underwriters' non-accountable expense allowance plus a $150,000 loan from an affiliate of two of our initial stockholders that will be repaid solely from interest earned on the proceeds held in trust. These proceeds will not be released until the earlier of (i) the completion of a business combination on the terms described in this prospectus or (ii) our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses will be paid prior to a business combination only from the interest earned on the principal in the trust account up to $1,650,000 (or $1,850,000 if the underwriters exercise their over-allotment option in full). The $1,350,000 of the proceeds held in trust and attributable to the underwriters' non-accountable expense allowance will be paid to the underwriters upon completion of a business combination on the terms described in this prospectus or to our public stockholders upon our liquidation and will in no event be available for use by us.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.
Public stockholders must approve business combination
We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering, as well as any shares of common stock acquired in connection with or following this offering, in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with a business combination only if: (i) a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and (ii) public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and exercise their conversion rights described below.

Conversion rights for public stockholders
Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account (approximately $5.78 per share), including any interest earned on their portion of the trust account net of working capital (up to a maximum of $1,650,000 (or $1,850,000 if the underwriters exercise their over-allotment option in full)) and taxes, if the business combination is approved and consummated. Voting against a business combination does not automatically trigger the conversion right. In addition, public stockholders who convert their shares of stock into their share of the trust account will continue to have the right to exercise any warrants they may hold.
Liquidation if no business combination
We will dissolve and promptly distribute only to our public stockholders the amount in our trust account plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). Our initial stockholders have agreed to waive any right to participate in any liquidation distribution occurring upon our failure to consummate a business combination with respect to those shares of common stock acquired by them prior to this offering, including the shares underlying the warrants purchased in the private placement; however, they may participate in any liquidation distribution with respect to any shares of common stock issued in this offering, which they acquire in connection with or following this offering. There will be no distribution from our trust account with respect to our warrants, and all rights with respect to our warrants will effectively cease upon our liquidation.
Escrow of initial stockholder shares
On the date of this prospectus, all of our initial stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferable during the escrow period and will not be released from escrow until six months after the consummation of a business combination. The shares will only be released prior to that date if we are forced to liquidate, in which case the shares would be cancelled and the certificates therefor destroyed, or if we were to consummate a transaction after the consummation of a business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Risks

        In making your decision on whether to invest in our securities, you should take into account not only (1) the backgrounds of our management team in private equity and mergers and acquisitions, which are described in the section entitled "Management" appearing elsewhere in this prospectus and (2) the nature of our proposed business, which is described in the section entitled "Proposed Business" appearing elsewhere in this prospectus, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section entitled "Risk Factors" beginning on page 9 of this prospectus.

        Except as otherwise indicated, all information in this prospectus assumes:

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  an initial public offering price of $6.00 per Unit;

  •
  that the total public offering price of the Units set forth on the cover of this prospectus does not exceed $60,000,000; and

  •
  no exercise of the underwriters' over-allotment option.

SUMMARY FINANCIAL DATA

        The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	December 31, 2005
	Actual	As Adjusted(1)
Balance Sheet Data:
Working capital (deficiency)	$(283,346)	$56,320,163
Total assets	310,163	56,470,163
Total liabilities	290,000	150,000
Value of common stock which may be converted to cash(2)	—	11,284,355
Stockholders' equity	20,163	45,035,808

(1)
Excludes the $100 purchase price of the unit purchase option payable by Ferris, Baker Watts, Inc.

(2)
If the business combination is approved and completed, public stockholders who voted against the combination and have exercised their conversion rights will be entitled to redeem their stock for approximately $5.78 per share, which amount represents approximately $5.645 per share consisting of the net proceeds of the offering, proceeds from the private placement and a loan of $150,000 from Grand Cru Management, LLC deposited in the trust account, and $0.135 per share, representing the underwriters' non-accountable expense allowance that the underwriters have agreed to deposit into the trust account and forfeit on a pro rata basis to pay redeeming stockholders.

        Working capital (deficiency) excludes $303,509 of costs related to this offering that were paid or accrued prior to December 31, 2005. These deferred offering costs have been recorded as a long-term asset and are reclassified against stockholders' equity in the "As Adjusted" column.

        The "as adjusted" information gives effect to the sale of the units we are offering and the private placement, including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale.

        The working capital (as adjusted) and total assets (as adjusted) amounts include the $56,450,000 being held in the trust account, which amount will be available to us only in connection with the consummation of a business combination within the time period described in this prospectus, but do not include the $1,350,000 being held in trust that represents the underwriters' deferred non-accountable expense allowance. If a business combination is not so consummated, we will be dissolved and all the proceeds held in the trust account will be distributed solely to our public stockholders.

        We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, if public stockholders owning a majority of the shares sold in this offering approve a business combination, we may effect a business combination even if public stockholders owning 19.99% of the shares sold in this offering exercise their conversion rights. If this occurs, we would be required to convert to cash 19.99% of the 10,000,000 shares of common stock sold in this offering, or 1,999,000 shares of common stock, at an initial per share conversion price of approximately $5.78, without taking into account interest earned on the trust account, if we choose to pursue the business combination and such business combination is completed. Under no circumstances will we structure a business combination in which less than 19.99% of the shares held by public stockholders would be eligible for conversion pursuant to a business combination that we elect to consummate. The actual per share conversion price will be equal to:

  •
  the amount in the trust account, including accrued interest not applied toward working capital or taxes, as described in this prospectus, as of two business days prior to the proposed consummation of the business combination; divided by

  •
  the number of shares of common stock sold in this offering.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities. If any of the following risks occur, our business, financial condition and results of operations may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

        We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have any operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business as described in this prospectus. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination. We cannot assure you as to when or if a business combination will occur.

If we are unable to complete a business combination and are forced to liquidate and distribute the trust account, our public stockholders will receive less than $6.00 per share upon distribution of the trust account and our warrants will expire worthless.

        If we are unable to complete a business combination and are forced to liquidate our assets, the per share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants, which will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section appearing elsewhere in this prospectus entitled "Proposed Business—Effecting a Business Combination—Liquidation if no business combination."

Since we have not yet selected any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the operations of any particular target business or the industry or business in which we may ultimately operate.

        Although we intend to focus exclusively on acquiring an operating business in the consumer or industrial products sectors, we may acquire a company operating in any industry within those sectors. In addition, we have not yet selected or approached any prospective target business. Accordingly, there is no reliable basis for you to currently evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of target businesses, see the section appearing elsewhere in this prospectus entitled

"Proposed Business—Effecting a Business Combination—We have not selected or approached any target business."

Under Delaware law, the requirements and restrictions relating to this offering contained in our certificate of incorporation may be amended, which could reduce or eliminate the protection afforded to our stockholders by such requirements and restrictions.

        Our certificate of incorporation sets forth certain requirements and restrictions relating to this offering that shall apply to us until the consummation of a business combination. Specifically, our certificate of incorporation provides, among other things, that:

  •
  prior to the consummation of our initial business combination, we shall submit such business combination to our stockholders for approval;

  •
  we may consummate our initial business combination if: (i) approved by a majority of the shares of common stock voted by the public stockholders, and (ii) public stockholders owning less than 20% of the shares purchased by the public stockholders in this offering exercise their conversion rights;

  •
  if our initial business combination is approved and consummated, public stockholders who voted against the business combination and exercised their conversion rights will receive their pro rata share of the trust account;

  •
  if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, then we will be dissolved and distribute to all of our public stockholders their pro rata share of the trust account; and

  •
  we may not consummate any other merger, capital stock exchange, stock purchase, asset acquisition or similar transaction other than a business combination that meets the conditions specified in this prospectus, including the requirement that our initial business combination be with one or more operating businesses whose fair market value, either individually or collectively, is equal to at least 80% of our net assets at the time of such business combination.

        Our certificate of incorporation prohibits the amendment of the above-described provisions. However, the validity of provisions prohibiting amendment of the certificate of incorporation under Delaware law has not been settled. A court could conclude that the prohibition on amendment violates the stockholders' implicit rights to amend the corporate charter. In that case, the above-described provisions would be amendable and any such amendment could reduce or eliminate the protection afforded to our stockholders. However, we view the foregoing provisions as obligations to our stockholders, and we will not take any actions to waive or amend any of these provisions.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs, which could have a negative impact on our ability to consummate a business combination.

        Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. This could have a negative effect on our ability to consummate a business combination. We do not intend to have any full time employees prior to the consummation of a business combination. Although our executive officers expect to devote substantial time to our business, they are engaged in other business endeavors and are not obligated to contribute any specific number of hours to our affairs. If our executive officers' or directors' other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section appearing elsewhere in this prospectus entitled "Management—Conflicts of Interest." We cannot assure you that these conflicts will be resolved in our favor.

We may not be able to consummate a business combination within the required time frame, in which case we would be forced to liquidate.

        We must complete a business combination with a fair market value as determined in the reasonable discretion of our board of directors of at least 80% of our net assets, not including the underwriters' deferred non-accountable expense allowance, at the time of acquisition within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). If we fail to consummate a business combination within the required time frame, we will be forced to liquidate our assets. We may not be able to find a suitable target business within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation of a business combination. We do not have any specific business combination under consideration, and we have not had any preliminary contacts or discussions with any target business regarding a business combination.

You will not be entitled to protections normally afforded to investors of blank check companies.

        Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that we have not yet identified, we may be deemed to be a "blank check" company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC, upon consummation of this offering including an audited balance sheet demonstrating this fact, we believe that we are exempt from rules promulgated by the SEC to protect investors of blank check companies, such as Rule 419 under the Securities Act of 1933, as amended. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we do not believe we are subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section appearing elsewhere in this prospectus entitled "Proposed Business—Comparison to Offerings of Blank Check Companies."

Our board of directors may not accurately determine the fair market value of a targeted acquisition.

        Fair market value of the target company will be determined in the reasonable discretion of our board of directors. Our board of directors may, but will not be required to, obtain an opinion from an investment banking firm or other valuation expert to confirm its determination of fair market value. If our board of directors, or any investment banking firm or other expert upon whose opinion our board may rely, overestimates the fair market value of a company that we acquire, then the value of our securities could be adversely affected.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders would be less than $5.78 per share.

        Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that, they will execute such agreements. Nor is there any guarantee that even if such third parties execute such agreements that they would be prevented from bringing claims against the trust fund. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party's engagement would be significantly more beneficial to us than any alternative. If we engage any vendor that refuses to execute such a waiver, or if a claim were nonetheless initiated by a party that executed a waiver, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per share liquidation price could be less than $5.78, plus interest, due to claims of such creditors. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, John Carson, our Chairman of the Board, Robert J. Hanks, our Chief Executive Officer, and David A.R. Dullum, our President, have agreed to indemnify us against any claims by any vendor, prospective target business or other entities that are owed money from us for services rendered or products sold to us that would reduce the amount of the funds in the trust. However, we cannot assure you that Messrs. Carson, Hanks and Dullum will be able to satisfy those obligations in all instances.

We may issue shares of our capital stock to complete a business combination which would reduce the equity interest of our stockholders and could likely cause a change in control of our ownership.

        Our certificate of incorporation authorizes the issuance of up to 70,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters' over-allotment option), there will be 34,000,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, a combination of common and preferred stock, or debt securities, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

  •
  may significantly reduce the equity interest of investors in this offering;

  •
  may subordinate the rights of holders of common stock if the preferred stock is issued with rights senior to those afforded to our common stock;

  •
  could likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

  •
  may adversely affect prevailing market prices for our common stock.

We may issue debt securities to effect a business combination, which could subject us to risks associated with debtors.

        We may issue indebtedness in connection with a business combination. If we issue debt securities, it could result in:

  •
  default and foreclosure on our assets if our operating revenues after a business combination were insufficient to service our debt obligations;

  •
  acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

  •
  our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

  •
  our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

        For a more complete discussion of the possible structure of a business combination, see the section appearing elsewhere in this prospectus entitled "Proposed Business—Effecting a Business Combination—Selection of a target business and structuring of a business combination."

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

        At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder's shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Accordingly, if a business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust fund for possible payment upon such conversion, or we may need to arrange third party financing to help fund the business combination in case a larger percentage of stockholders exercise their conversion rights than we expected. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or the business combination may be more highly leveraged than desirable. As a result, we may not be able to effectuate the most attractive business combination available to us.

Our current officers and directors may resign upon consummation of a business combination and we will have only limited ability to evaluate the management of any target business.

        Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. Upon consummation of a business combination, the role of our key personnel in the target business cannot presently be ascertained. Although it is possible that some of our key personnel will remain associated in various capacities with the target business following a business combination, they are not currently obligated to do so. We anticipate that members of our current management will not serve as executive officers following a business combination but may continue to serve as directors or consultants, which may result in a conflict of interest. For a complete discussion of our management's business affiliations and the potential conflicts of interest that you should be aware of, see sections appearing elsewhere in this prospectus entitled "Management—Directors and Officers," "Management—Executive Compensation" and "Management—Conflicts of Interest."

        We will attempt to retain the management of the target business or we will recruit new management team members to join the target business. Although we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct.

Some of our officers and directors are currently, and may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

        Some of our officers and directors are currently affiliated with private equity firms that seek to invest in or acquire middle market companies. In addition, although none of our officers or directors are currently affiliated with other publicly traded blank check companies, they may in the future become so affiliated. Furthermore, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities to which they have fiduciary obligations. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete discussion of our management's business affiliations and the potential conflicts of interest that you should be aware of, see the sections appearing elsewhere in this prospectus entitled "Management—Directors and Officers" and "Management—Conflicts of Interest." We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors directly or indirectly own shares of our common stock that will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

        All of our officers and directors directly or indirectly own stock in our company, but do not have a right with respect to those shares of common stock acquired by them prior to this offering to receive distributions upon our liquidation. In addition, certain of our initial stockholders have purchased 2,000,000 warrants in the private placement for an aggregate purchase price of $1,300,000. The shares of common stock acquired by our officers and directors prior to this offering, as well as any warrants owned by our officers and directors will be worthless if we do not consummate a business combination. The personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business and completing a business combination within the required time frame. Consequently, our officers' and directors' discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders' best interest. See "Management—Conflicts of Interest" and "Certain Transactions" herein.

It is probable that we will only be able to complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.

        The net proceeds from this offering, the warrant placement and a $150,000 loan from Grand Cru Management, LLC that will be repaid from interest earned in the trust account will provide us with approximately $56,450,000 in cash, after payment of underwriting fees and commissions, which we may use to complete a business combination (subject to possible reduction resulting from stockholders electing to convert their shares to cash). Our initial business combination must be with a business with a fair market value (as determined in the reasonable discretion of our board of directors) of at least 80% of our net assets at the time of such acquisition (not including the underwriters' deferred non-accountable expense allowance). Consequently, it is probable that we will have the ability to complete only a single business combination. Accordingly, the prospects for our success may be:

  •
  solely dependent upon the performance of a single business; or

  •
  dependent upon the development or market acceptance of a single or limited number of products, processes or services.

        In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

None of our officers or directors have ever been a principal of, or have ever been affiliated with, a publicly traded company formed with a business purpose similar to ours.

        Our officers and directors have never served as officers or directors of a development stage public company with the business purpose of raising funds to acquire an operating business. Accordingly, you may not be able to adequately evaluate their ability to successfully consummate a business combination for a publicly traded company organized for such a purpose.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

        We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds, operating businesses and financial buyers competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation that we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Furthermore, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

        Since August 2003, based upon publicly available information, approximately 56 similarly structured blank check companies have completed initial public offerings. Of these companies, only seven companies have consummated a business combination, while twelve other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 37 blank check companies with approximately $2.3 billion in trust that are seeking to carry out a business plan similar to our business plan. While some of those companies have specific industries or geographies that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose. We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours, which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Furthermore, the fact that only seven of such companies has completed a business combination and twelve of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately held target businesses may not be inclined to enter into business combinations with publicly traded blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. In addition, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

We may have to use a portion of the funds not held in trust to pay a "no-shop" fee to an acquisition target.

        We may use a portion of the funds not held in the trust account to make a deposit or pay a "no-shop" fee provision with respect to a prospective business combination. Depending on the size of such payment and the amount of funds already expended for due diligence and related expenses, our forfeiture of such payments, whether as a result of our breach or otherwise, may result in our not having sufficient funds to continue searching for or conducting due diligence with respect to another target business or complete a business combination. If we expend the proceeds not held in trust from this offering, management is not obligated to advance us any additional funds. Without additional financing after such an event, we may be unable to complete a business combination. Furthermore, the limited amount of funds raised in this offering and not held in trust may limit our ability to fund a deposit or no-shop fee, which could make us less competitive in attracting an acquisition target.

If additional financing is required, we may be unable to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

        Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, inasmuch as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on favorable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders are required to provide any financing to us in connection with or after a business combination.

The American Stock Exchange may decline to list or may in the future delist our securities from quotation on its exchange which could limit investors' ability to make transactions in our securities and subject us to additional trading restrictions.

        We have applied to list our securities on the American Stock Exchange, a national securities exchange, upon consummation of this offering. Our listing application has not yet been approved by the American Stock Exchange and we cannot assure you that our securities will be listed or, if listed, will continue to be listed on the American Stock Exchange in the future. Additionally, in connection with our business combination, it is likely that the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time. If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences including:

  •
  reduced liquidity with respect to our securities;

  •
  a determination that our common stock is a "penny stock" which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

  •
  limited amount of news and analyst coverage for our company; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

        In the event that our securities are not listed on the American Stock Exchange, we anticipate that our units, common stock and warrants will be quoted on the OTC Bulletin Board, but we cannot assure that our securities will be so quoted, or, if quoted, will continue to be quoted.

Our initial stockholders, including our officers and directors, control a substantial interest in us and this may influence certain actions requiring a stockholder vote.

        Upon consummation of our offering, our initial stockholders (including all of our officers and directors) will collectively own 20% of our issued and outstanding shares of common stock, assuming they do not purchase units in this offering. None of our initial stockholders, officers and directors has indicated to us that they intend to purchase our securities in the offering. In connection with the vote required for our initial business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering, as well as any shares of common stock acquired in connection with or following this offering, in accordance with the majority of the shares of common stock voted by the public stockholders. However, our initial stockholders will have substantial influence over other matters that may be voted upon by the stockholders, such as the election of directors.

Target business may be affiliated with one or more of the initial stockholders.

        We may complete a business combination with a target company with which one or more of the initial stockholders is affiliated or has been affiliated, which may give rise to a conflict of interest. For example, each of Mr. Hanks and Mr. Dullum are managers of venture capital firms that have invested in middle market companies across the United States. We may complete a business combination with a target company in which such venture capital firms has invested, which may give rise to a conflict of interest because Mr. Hanks and Mr. Dullum would be affiliated with an investor in such a target company. In the event we propose to acquire a target company that is affiliated with one of our initial stockholders, we will obtain an opinion from an independent investment banking firm that the business combination is fair from a financial point of view and will file such opinion with the Securities and Exchange Commission.

If the private placement was not conducted in compliance with applicable law, the initial stockholders may have the right to rescind their warrant purchases. The rescission rights, if any, may require us to refund an aggregate of $1,300,000 to our initial stockholders, thereby reducing the amount in the trust account available to us to consummate a business combination, or, in the event we do not complete a business combination within the period prescribed by this offering, the amount available to our public stockholders upon our liquidation.

        Although we believe that we conducted the private placement in accordance with applicable law, there is a risk that the warrants and the shares underlying the warrants should have been registered under the Securities Act of 1933, as amended, and applicable blue sky laws. Although our initial stockholders have waived their respective rights, if any, to rescind their warrant purchases as a remedy to our failure to register these securities, their waiver may not be enforceable in light of the public policy underlying federal and state securities laws. If the initial stockholders bring a claim against us and successfully assert rescission rights, we may be required to refund an aggregate of $1,300,000, plus interest, to them, thereby reducing the amount in the trust account available to us to consummate a business combination, or, in the event we do not complete a business combination within the period prescribed by this offering, the amount available to our public stockholders upon our liquidation.

Risks Related to this Offering

Our initial stockholders paid an aggregate of $25,000, or $0.01 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

        The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our initial stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 28.5% or $1.71 per share (the difference between the pro forma net tangible book value per share of $4.29 and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination using our common stock as consideration.

        In connection with this offering, as part of the units and the private placement, we will be issuing warrants to purchase 22,000,000 shares of common stock. In addition, we have agreed to sell to Ferris, Baker Watts, Incorporated an option to purchase up to a total of 500,000 units, which, if exercised, will result in the issuance of warrants to purchase an additional 1,000,000 shares of common stock. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and the option could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of any shares issued to complete the business combination. Accordingly, our warrants and the option may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and the option could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and the option are exercised, you may experience dilution to your holdings.

If our initial stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

        Our initial stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow and to demand registration of the 2,000,000 shares of common stock underlying the warrants sold in the private placement if we are able to effect a business combination. If our initial stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 4,500,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock. For a more detailed description of our shares eligible for future sale, see "Description of Securities—Shares Eligible for Future Sale."

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

        If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

  •
  restrictions on the nature of our investments; and

  •
  restrictions on the issuance of securities,

which may make it difficult for us to complete a business combination. In addition, we may have imposed upon us burdensome requirements, including:

  •
  registration as an investment company;

  •
  adoption of a specific form of corporate structure;

  •
  reporting, record keeping, voting, proxy, compliance and disclosure requirements; and

  •
  complying with other rules and regulations.

        We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in "government securities" (within the meaning of the Investment Company Act of 1940) with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 under the Investment Company Act of 1940. If we were deemed to be subject to the Act, compliance with these additional regulatory burdens would require additional expense that we have not accounted for.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this prospectus are forward-looking statements. The words "believe," "expect," "anticipate," "should," "would," "could," "plan," "will," "may," "intend," "estimate," "potential," "continue" or similar expressions or the negative of these terms are intended to identify forward-looking statements.

        We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations and business strategy. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking statements in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus.

        The information contained in this prospectus identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

        Our forward-looking statements speak only as of the date they are made.

USE OF PROCEEDS

        We have agreed to bear all fees, disbursements and expenses in connection with this offering. We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds(1)
Offering	$60,000,000	$69,000,000
Private placement	1,300,000	1,300,000

Total	61,300,000	70,300,000
Offering expenses(2)
Underwriting discount (5.0% of gross proceeds)	3,000,000	3,450,000
Underwriting non-accountable expense allowance (2.25% of gross proceeds)(3)	1,350,000	1,350,000
Legal fees and expenses(2)	400,000	400,000
Miscellaneous expenses	13,457	13,457
Printing and engraving expenses	80,000	80,000
Accounting fees and expenses	29,000	29,000
SEC registration fee(2)	24,043	24,043
NASD registration fee(2)	18,500	18,500
American Stock Exchange listing fee(2)	85,000	85,000

Net proceeds	56,300,000	64,850,000
Contributions to escrow from loans(4)	150,000	150,000

Held in trust(5)	56,450,000	65,000,000

(1)
Excludes the $100 purchase of the unit purchase option payable by Ferris, Baker Watts, Inc.

(2)
A portion of these offering expenses have been paid from the funds we received from Messrs. Hanks and Dullum as described elsewhere in this prospectus and will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

(3)
The underwriters have agreed to deposit 2.25% of the gross offering proceeds attributable to the non-accountable expense allowance, or $1,350,000, into the trust account until the earlier of the completion of a business combination or the liquidation of the trust account. They have further agreed to forfeit any rights to or claims against such proceeds if we do not complete a business combination and the trustee is required to liquidate the trust account. The amounts "held in trust" in the table above do not include these amounts deposited by the underwriters. The underwriters will have no right to receive any interest earned on their portion of the trust proceeds upon release of the funds held in trust.

(4)
At closing Grand Cru Management, LLC, an affiliate of Mr. Hanks and Mr. Dullum, will loan the company $150,000, which will be deposited in the trust account. The loan will bear simple interest at the rate of 4% per annum, with interest only payable on a monthly basis until maturity, which shall be 12 months from the date of this offering. The loan will be repaid exclusively from the interest earned from the funds held in trust. The loans will not have any access or rights against the principal in escrow. The purpose of the loan is to increase the funds held in trust available to the public stockholders upon conversion or liquidation of our company.

(5)
Excludes up to $1,350,000 which represents the underwriters' non-accountable expense allowance and which is further described in footnote 3 above.

        The following table illustrates how we intend to use the working capital funded from interest earned on the amount held in trust. These are estimates only. Our actual expenditures for some or all of these items may differ substantially from those set forth herein.

	Amount	Percentage(1)
Identifying a prospective target business(2)	$340,000	20.6%
Legal, accounting and other expenses related to the structuring, negotiation, due diligence and completion of a business combination(3)	500,000	30.3%
Payment of administrative fee to Grand Cru Management, LLC ($7,500 per month for two years)	180,000	10.9%
Legal and accounting fees relating to SEC reporting obligations	100,000	6.1%
Working capital to cover miscellaneous expenses, D&O insurance and reserves(1)(4)	380,000	23.0%
Repayments of loan from Grand Cru Management(5)	150,000	9.1%

Total not held in trust	$1,650,000	100.0%

(1)
In the event the over-allotment option is exercised, the amount allocated to working capital to cover miscellaneous expenses, D&O insurance and reserves will increase to $580,000 and the percentages allocated to each item will be adjusted accordingly.

(2)
The $340,000 represents costs expected to be incurred by the Company and its officers, directors and employees in identifying and reviewing potential targets for business combinations, including fees paid to third-party consultants.

(3)
The $500,000 is expected to be paid for legal, accounting and other expenses attendant to conducting due diligence once a potential target for a business combination is identified and to assist in negotiating, structuring and completing the ultimate business transaction.

(4)
This amount will be used for director and officer liability insurance premiums (approximately $75,000), with the balance of $305,000 being held in reserve in the event amounts described above exceed our estimates.

(5)
The loan will bear simple interest at the rate of 4% per annum, with interest only payable on a monthly basis until maturity, which shall be 12 months from the date of this offering.

        We may use a portion of the funds not held in the trust account to make a deposit or pay a "no-shop" fee provision with respect to a prospective business combination. Management will have discretion to determine the amount, if any, of any deposit or no-shop fee we may pay to an acquisition target. Amounts used to fund such a payment would come from funds not held in trust that are allocated for other purposes. In determining whether to pay a deposit or no-shop fee, management will not authorize a payment that, in its business judgment, creates a material risk of depleting our resources prior to the consummation of a business combination based on management's experience with the costs of due diligence, negotiating and completing business combinations for private equity funds. Because this decision is a matter of business judgment, there can be no guaranty that after payment of a deposit or no-shop fee, we will have sufficient funds not held in trust to complete the due diligence and other tasks necessary to complete a business combination. The limited amount of funds raised in this offering and not held in trust may limit our ability to fund a deposit or no-shop fee, which could make us less competitive in attracting an acquisition target. In addition, depending on the size of such payment and the amount of funds already expended for due diligence and related expenses, our forfeiture of such payments, whether as a result of our breach or otherwise, may result in our not having sufficient funds to continue searching for or conducting due diligence with respect to another target business or complete a business combination. If we expend the proceeds not held in trust from this offering, management is not obligated to advance us any additional funds. Without additional financing after such an event, we may be unable to complete a business combination.

        $56,450,000, or $65,000,000 if the underwriters' over-allotment option is exercised in full, of net proceeds from this offering and the private placement plus the loan from Grand Cru Management, LLC will be placed in a trust account at JPMorgan Chase Bank, N.A. maintained by

Continental Stock Transfer & Trust Company, New York, New York, as trustee. In addition, $1,350,000 of the proceeds attributable to the underwriters' non-accountable expense allowance will be deposited into the trust account. The proceeds will not be released from the trust account until the earlier of the completion of a business combination and our liquidation. The proceeds held in the trust account (excluding the amount held in the trust account representing the deferred non-accountable expenses of the underwriters) may be used as consideration to pay the sellers of a target business with which we complete a business combination. Any amounts (excluding the amount held in the trust account representing the deferred non-accountable expenses of the underwriters) not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

        To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.

        Robert J. Hanks, our Chief Executive Officer, and David A.R. Dullum, our President, have advanced to us a total of $75,000, on a non-interest bearing basis, which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee, accounting fees and legal fees and expenses. The advances will be payable on the earlier of June 15, 2006 or the consummation of this offering. The advances will be repaid out of the proceeds of this offering.

        The net proceeds of this offering held in the trust account and moneys held by us and not immediately required for the purposes set forth above will only be invested in "government securities," defined as any Treasury Bill issued by the United States having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, so that we are not deemed to be an investment company under that act. The interest income derived from investment of these net proceeds during this period will be paid to us on a monthly basis as described in this prospectus and will used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed. The interest rate earned on the trust account will be the prevailing interest rate on short-term U.S. treasury securities and money market funds that comply with certain conditions under Rule 2a-7 of the Investment Company Act of 1940. These rates will vary from time to time. On April 20, 2006, the yield on 30-day treasury bills was approximately 4.5% per annum. Based on such prevailing rates, we believe that the income received by the trust fund will be sufficient to provide the contemplated amount of working capital. Until we receive interest income generated from the proceeds held in trust, approximately 30 days from the date of this offering, our initial cash expenses will be funded through non-interest bearing advances from our officers and directors. We believe that payments for most of our initial expenses will not become due until after we receive our first interest payment from the trust account.

        We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

        We intend to allocate a portion of the proceeds not held in trust for expenses incurred in examining and evaluating prospective target businesses. Mr. Carson, our Chairman of the Board of Directors, Mr. Hanks and Mr. Dullum, will supervise this process and we expect that they will devote substantial time to our business during the search for the target business and once we have signed a term sheet with a target business that provides for a business combination conditioned upon among other things, the completion of due diligence. We anticipate that Mr. Carson, Mr. Hanks and Mr. Dullum will be assisted in their efforts by other members of management and may engage outside professional advisors, such as accountants, attorneys, market experts and consultants, to assist with their due diligence efforts. Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Grand Cru Management, LLC the $7,500 per month fee described above. Other than Grand Cru Management, LLC, our directors, officers, employees, initial stockholders or their respective affiliates will not receive compensation of any kind (including finder's and consulting fees) from us or any third party, including the prospective target, in connection with their performance of due diligence of prospective target companies or for any other services rendered to us prior to or in connection with the consummation of a business combination. However, they will receive reimbursement for any out-of-pocket expenses they incur in identifying an acquisition target and conducting due diligence. In the event that a business combination is consummated, then such out-of-pocket expenses will become obligations of the surviving entity to the extent not reimbursed before the consummation of a business combination. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination. Management will have the ability to negotiate their remuneration for services rendered following a business combination, subject to their fiduciary obligations to us under Delaware law.

        A public stockholder will be entitled to receive funds from the trust account (including interest that is not applied toward working capital or taxes) only in the event of our liquidation or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

DILUTION

        The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

        At December 31, 2005, our net tangible book value was a deficiency of $283,346, or approximately ($0.11) per share of common stock. After giving effect to the private placement and the sale of 10,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at December 31, 2005 (determined as described below) would have been $45,035,808, or $4.29 per share, representing an immediate increase in net tangible book value of $4.40 per share to the initial stockholders and an immediate dilution of $1.71 per share or 28.5% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is $11,284,355 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per share conversion price equal to the amount in the trust account as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering. Under no circumstances will we structure a business combination in which less than 19.99% of the shares held by public stockholders would be eligible for conversion pursuant to a business combination that we elect to consummate.

        The following table illustrates the dilution to the new investors on a per share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	$(0.11)
Increase attributable to new investors	4.40

Pro forma net tangible book value after this offering		4.29

Dilution to new investors		$1.71

        The following table sets forth information with respect to our initial stockholders and the new investors:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percentage	Amount	Percentage
Initial stockholders	2,500,000	20.0%	$25,000	0.04%	$0.01
Private placement	0	0.0%	1,300,000	2.12%	—
New investors	10,000,000	80.0%	60,000,000	97.84%	6.00

	12,500,000	100.0%	$61,325,000	100.00%

        The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering and the private placement	$(283,346)
Proceeds from this offering and the private placement	56,300,000
Add back: offering costs paid or accrued and excluded from net tangible book value before this offering	303,509
Less: Proceeds held in trust subject to conversion to cash	(11,284,355)

$45,035,808

Denominator:
Shares of common stock outstanding prior to this offering	2,500,000
Shares of common stock included in the units offered	10,000,000
Less: Shares subject to conversion (10,000,000 × 19.99%)	(1,999,000)

10,501,000

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements, Delaware law, and other factors that our board of directors deems relevant.

CAPITALIZATION

        The following table sets forth our capitalization as at December 31, 2005, and as adjusted to give effect to the sale of our units and the private placement and the application of the estimated net proceeds derived therefrom:

	December 31, 2005
	Actual	As Adjusted(1)
Note payable to stockholders	$75,000	$150,000

Common stock, $0.0001 par value, -0- and 1,999,000 shares which are subject to possible conversion to cash, shares at conversion value(2)	—	11,284,355

Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value, 70,000,000 shares authorized; 2,500,000 shares issued and outstanding and 10,501,000 shares issued and outstanding (excluding 1,999,000 shares subject to possible conversion to cash), as adjusted	250	1,050
Additional paid-in capital	24,750	45,039,595
Deficit accumulated during the development stage	(4,837)	(4,837)

Total stockholders' equity	20,163	45,035,808

Total capitalization	$95,163	$56,470,163

(1)
As adjusted capitalization gives effect to our obligation to pay the underwriters the deferred non-accountable expense allowance of $1,350,000 upon the consummation of a business combination.

(2)
If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon that is not applied toward working capital or taxes, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering. Under no circumstances will we structure a business combination in which less than 19.99% of the shares held by public stockholders would be eligible for conversion pursuant to a business combination that we elect to consummate.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion and analysis of our financial condition, results of operations and liquidity and capital resources. This section should be read together with our audited financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in, or implied by, the forward-looking statements contained in this prospectus.

        Harbor Acquisition Corporation is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. We do not have any specific business combination under consideration, and we have not had any preliminary contacts or discussions with any target business regarding a business combination. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

  •
  may significantly reduce the equity interest of our stockholders;

  •
  may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

  •
  will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

  •
  may adversely affect prevailing market prices for our common stock.

        Similarly, if we issue debt securities, it could result in:

  •
  default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

  •
  acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

  •
  our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

  •
  our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

        We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

        Robert J. Hanks, our Chief Executive Officer, and David A.R. Dullum, our President, have advanced to us a total of $75,000, which will be used to pay a portion of the expenses of this offering with respect to the SEC registration fee, the NASD registration fee, the American Stock Exchange listing fee and legal fees and expenses.

        We estimate that the net proceeds from the private placement, the sale of the units and loans from Grand Cru Management, LLC, after deducting offering expenses of approximately $650,000 and underwriting discounts and expenses of approximately $3,000,000 (which excludes the deferred non-accountable expense allowance), will be approximately $56,450,000, or $65,000,000 if the underwriters' over-allotment option is exercised in full. This amount will be held in trust. In addition, $1,350,000 of the proceeds attributable to the underwriters' non-accountable expense allowance will be deposited in the trust account and will be paid to the underwriters upon the consummation of a business combination, or to the public stockholders upon a liquidation if we are unable to consummate a business combination within the time period described in this prospectus. We will use substantially all of the working capital funded from interest earned on the amount held in trust to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination. To the extent that our capital stock or debt securities are used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, and exclusive of the expenses related to this offering, we anticipate approximately $340,000 of expenses to be incurred by the Company and its officers, directors and employees in identifying and reviewing potential targets for business combinations, including fees that may be paid to third parties, $500,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations once a potential target for a business combination is identified and to structuring and negotiating of a business combination, $180,000 for the administrative fee payable to Grand Cru Management, LLC ($7,500 per month for two years), $100,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $380,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $75,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds to the extent such financing is required to consummate a business combination, in which case we may issue additional securities or incur debt in connection with such business combination. We would only consummate such a financing simultaneously with the consummation of a business combination.

        We are obligated, commencing on the date of this prospectus, to pay to Grand Cru Management, LLC, an affiliate of Robert J. Hanks and David A.R. Dullum, a monthly fee of $7,500 for certain administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Boston, Massachusetts. We believe, based on rents and fees for similar services in the Boston metropolitan area, that the fee charged by Grand Cru Management, LLC is at least as favorable as we could have obtained from an unaffiliated third party.

        On June 21, 2005, Robert J. Hanks and David A.R. Dullum advanced $75,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The advances will be payable on the earlier of June 15, 2006 and the consummation of this offering. The advances will be repaid out of the proceeds of this offering not being placed in trust. Upon the consummation of this offering, Grand Cru Management, LLC will loan an additional $150,000 to us which will be deposited in the trust account. The loan will bear interest at a rate of 4% per year and will be repaid out of the interest earned on the escrowed funds. The loan provides for interest only to be repaid on a monthly basis, with all outstanding principal due twelve months following the consummation of this offering.

        We have agreed to sell to Ferris, Baker Watts, Incorporated, for $100, an option to purchase up to a total of 500,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the units have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit (125% of the price of the units sold in the offering) commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus.

        The sale of the option will be accounted for as an equity transaction. Accordingly, there will be no net impact on our financial position or results of operations, except for the recording of the $100 proceeds from the sale. We have determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be approximately $1,263,000, using an expected life of five years, volatility of 49.3% and a risk-free interest rate of 4.635%. However, because our units do not have a trading history, the volatility assumption is based on information currently available to management. In order to estimate the value of the option, we considered the historical volatilities of 22 publicly traded companies within the consumer and industrial products sectors that trade in the U.S. We believe this is a reasonable benchmark to use in estimating the expected volatility for our common stock. Utilizing a higher volatility would have had the effect of increasing the implied value of the option.

        The 22 public companies included in the volatility analysis are identified below:

B&G Foods Inc.	National Beverage Corp.
CCA Industries Inc.	Nature's Sunshine Products Inc.
Chattem Inc.	OMNOVA Solutions Inc.
Coca-Cola Bottling Co. Consolidated	Parlux Fragrances Inc.
Diamond Foods, Inc.	Peet's Coffee & Tea Inc.
Elizabeth Arden Inc.	Playtex Products Inc.
Farmer Brothers Co.	Reddy Ice Holdings, Inc.
Green Mountain Coffee Roasters Inc.	Reliv International Inc.
Inter Parfums Inc.	Sanderson Farms Inc.
Landec Corporation	Schiff Nutrition International Inc.
Mannatech Inc.	United Energy Corp.

        Although we believe that these 22 publicly traded companies are representative of the lines of business in which companies that we would seek to acquire may operate, they do not represent the entire range of such target companies. In particular, the sample used for the volatility analysis excludes all privately held companies and many lines of business in which a potential target company may operate. The sample was taken for the sole purpose of estimating volatility for use in the Black-Scholes model and should not be relied upon in making an investment decision to purchase units in this offering.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. The net offering proceeds held in trust will only be invested in "government securities," defined as any Treasury Bill issued by the United States having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940. Thus, we are subject to market risk primarily through the effect of changes in interest rates on government securities. The effect of other changes, such as foreign exchange rates, commodity prices and/or equity prices, does not pose significant market risk to us.

PROPOSED BUSINESS

Overview

        We are a recently organized Delaware blank check company incorporated on June 20, 2005 in order to serve as a vehicle for the acquisition of an operating business. We will focus our efforts exclusively in identifying a prospective target business in the consumer and industrial products sectors. We intend to utilize cash derived from the proceeds of the offering, our capital stock, debt or a combination of these in effecting a business combination. We will focus our efforts on seeking a business combination from corporate divestitures, private businesses and portfolio companies currently held by private equity firms specializing in leveraged buyouts. We believe that there are opportunities to effect middle market acquisitions and that, as a well-financed public entity possessing broad investment, acquisition and operating experience, we are well positioned to identify target acquisitions and to effect a business combination. We intend to seek a business combination through one of the following sources:

  •
  Corporate Restructurings.  Corporate restructurings may present opportunities to acquire operating divisions or subsidiaries from companies that divest non-core assets.

  •
  Private Middle Market Companies.  Owners of privately held middle market companies may seek to realize the value of their investments through a sale of their company.

  •
  Portfolio Companies of Private Equity Firms.  Because most private equity funds must distribute the fund assets following a fixed term of years, they typically seek transactions for their portfolio companies that result in the receipt of cash or marketable securities for their investors.

        We believe that we are particularly well positioned to pursue these types of acquisition targets due in part to the factors identified below under "Competitive Strengths". We will only focus on companies with positive cash flow that have historically generated positive cash earnings before interest, taxes and depreciation. We will seek target companies with existing executive management teams that have demonstrated the ability to operate and profitably grow middle market companies. It is expected that our current management will not participate as executive officers of a target company, but may serve as non-executive board members or in an advisory capacity. We will seek to acquire a company that is well positioned in one of the following sectors:

  •
  Consumer Products.  The Company intends to focus in the consumer products sector on companies that have established brands within their target markets. We believe that consumer product companies will continue to provide attractive investment opportunities through their successful efforts to capture consumer attention with products and services that maximize convenience and quality. We are focused on those companies that can build a lasting relationship with the consumer that yields predictable recurring revenue.

  •
  Industrial Products.  In considering an industrial products company as an acquisition candidate, we will evaluate whether new methods and/or business models can be applied to increase growth and improve profitability. It is expected that, as non-executive directors, advisors and principal stockholders of the target company, our current management will be in a position to influence and approve the implementation of any new business methods for the target company. In an appropriate case, we will consider including in the business combination agreement provisions requiring the implementation of new methods and/or business models by the target company.

        We intend to source our target business opportunities from various internal and external sources. We believe that we will be able to generate deal flow from internal sources primarily resulting from personal contacts and relationships that our officers and directors have developed and maintain in the private equity, mergers and acquisition industry, and public corporation domain, as well as through relationships they have developed and maintain with various professionals, including accountants, consultants, commercial bankers, attorneys, regional brokers and other investors. We will also seek to generate deal flow from external sources by contacting investment bankers, venture capital funds, private equity funds, and other members of the financial community which may present solicited or unsolicited proposals.

        Due to these factors, we believe that there are opportunities to effect acquisitions and that, as a well financed public entity possessing broad investment, acquisition and operating expertise, we are well positioned to identify target acquisitions and to effect a business combination to take advantage of these opportunities.

Transaction Structures

        We believe the majority of the transactions we will review and consider fall into the following categories:

  •
  Growth Scenarios—situations where companies have the opportunity for growth through market development, incremental marketing, or increases in working capital.

  •
  Fragmented Industries—industries characterized by a large number of small to mid-size firms in which opportunities may arise.

  •
  Divisional Spin-outs—operating units or subsidiaries of companies that may have been neglected by the parent in terms of focus, resources or funding and may no longer be considered strategic or core business units.

Competitive Strengths

        We believe that our company will succeed in consummating a business combination with a target business or businesses as a result of the following:

  •
  Experienced Transaction Investors.  Our management team, including our officers, directors and special advisors, has been involved in transaction development, acquisition due diligence, structuring, negotiating and closing acquisition and growth financing transactions in both the public and private markets. In addition, our officers and directors have served on the boards of directors of acquiring and acquired private and public companies.

  •
  Extensive Public, Private Equity and Mergers and Acquisitions Contacts.  Our management team has significant experience and contacts in the public and private equity markets and mergers and acquisitions industry. In addition, our management team has a network of business relationships with executives and board members of privately held companies. We believe that these contacts will provide our management team with access to acquisition opportunities. We plan to use our contacts to identify acquisition opportunities that may not yet be available to the broader market.

  •
  Management Operating Experience.  Our officers, directors and special advisors have acquisition and operating experience in a variety of industries within the consumer and industrial products sectors. We believe that this experience provides us with a competitive advantage in evaluating businesses and acquisition opportunities in these sectors. This experience also assists us in evaluating whether acquisition targets have the human and other resources necessary to sustain themselves as publicly traded companies.

Effecting a Business Combination

General

        We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We have not selected or approached any target business

        To date, we have not selected or approached any target business on which to concentrate our search for a business combination. Subject to the limitations that a target business must be in the consumer and industrial product sectors and have a fair market value as reasonably determined by our board of directors of at least 80% of our net assets at the time of the acquisition (not including the underwriters' deferred non-accountable expense allowance), as described below in more detail, we will have substantial flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no reliable basis for investors in this offering to currently evaluate the possible merits or risks of the target business with which, or industry within the consumer and industrial products sectors in which, we may ultimately complete a business combination. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

        We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors as well as their affiliates may also bring to our attention target business candidates. In no event, however, will any of our existing officers, directors or stockholders or any entity with which they are affiliated receive any finder's fee, consulting fee or other compensation from us or any third party, including the prospective target, for services rendered prior to or in connection with the consummation of a business combination by our company. Following a business combination our management may receive a fee for prospective services they may render to the target business, subject to the approval of a majority of the disinterested members of our board of directors. We expect that we may be contacted by unsolicited parties who become aware of our interest in prospective targets through press releases, word of mouth and media coverage, should these outlets develop. We may pay a finder's fee to any unaffiliated party that provides information regarding prospective targets to us. Any such fee would be conditioned on our consummating a business combination with the identified target. We anticipate that such fees, if any, would be a percentage of the consideration associated with such business combination, with the percentage to be determined based on local market conditions at the time of such combination.

Selection of a target business and structuring of a business combination

        Mr. Carson, Mr. Hanks and Mr. Dullum will supervise the process of evaluating prospective target businesses, and we expect that they will devote substantial time to the search for an acquisition candidate. Messrs. Carson, Hanks and Dullum will be assisted by the rest of our management team, together with our outside attorneys, accountants and other representatives.

        Subject to the requirement that our initial business combination must be with a target business in the industrial and consumer products sectors with a fair market value as reasonably determined by our board of directors that is at least 80% of our net assets at the time of such acquisition (not including the underwriters' deferred non-accountable expense allowance), our management will have substantial flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

  •
  financial condition and results of operation;

  •
  cash flow potential;

  •
  growth potential;

  •
  experience and skill of management and availability of additional personnel;

  •
  capital requirements;

  •
  competitive position;

  •
  barriers to entry;

  •
  stage of development of the products, processes or services;

  •
  security measures employed to protect technology, trademarks or trade secrets;

  •
  degree of current or potential market acceptance of the products, processes or services;

  •
  proprietary features and degree of intellectual property or other protection of the products, processes or services;

  •
  regulatory environment of the industry; and

  •
  costs associated with effecting the business combination.

        These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. Management will consider these criteria as a whole. For example, one target with a balance sheet that is stronger than another target due to the existence of higher stockholder's equity or other indicia of financial strength, may have a less established competitive position in its market. We cannot say in advance which criteria will be most important when evaluating two or more potential business combinations. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

        The structure of a particular business combination may take the form of a merger, capital stock exchange, asset acquisition or other similar structure. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, a combination of common and preferred stock, or debt securities, to complete a business combination.

        The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finder's or consulting fees to our initial stockholders, or any of their respective affiliates, for services rendered to or in connection with a business combination.

Fair market value of target business

        The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition (not including the underwriters' deferred non-accountable expense allowance). The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow, book value and, where appropriate, upon the advice of appraisers or other professional consultants. To reduce potential conflicts of interest, we will not consummate a business combination with an entity which is affiliated with any member of our board of directors, management or initial stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view. In the event that we obtain such opinion, we will file it with the Securities and Exchange Commission.

Probable lack of business diversification

        While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is probable that we will have the ability to effect only a single business combination. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

  •
  subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

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  result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business' management

        Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business' management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

        Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

        Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

        In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering, as well as any shares of common stock acquired in connection with or following this offering, in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and exercise their conversion rights.

Conversion rights

        At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder's shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per share conversion price will be equal to the amount in the trust account, inclusive of any interest not distributed to us for working capital or paid or accrued for taxes (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares of common stock sold in this offering. Without taking into account any interest earned on the trust account, the initial per share conversion price would be approximately $5.78, or $0.22 less than the per-unit offering price of $6.00.

        An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders owning 20% or more of the shares sold in this offering both vote against a business combination and exercise their conversion rights.

Liquidation if no business combination

        If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest not distributed to us for working capital or paid or accrued for taxes plus any remaining net assets. Our initial stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust account with respect to our warrants, which will expire worthless.

        Without taking into account interest earned on the trust account after payments to us for working capital and amounts paid or accrued for taxes, the initial per-share liquidation price would be approximately $5.78, or $0.22 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, John Carson, our Chairman of the Board of Directors, Robert J. Hanks, our Chief Executive Officer, and David A.R. Dullum, our President, have agreed to indemnify us from claims by a vendor that would reduce the amount of funds held in trust. However, we cannot assure you that Messrs. Carson, Hanks and Dullum will be able to satisfy those obligations in all instances. As a result, we cannot assure you that the actual per share liquidation price will not be less than $5.78, plus interest, due to claims of creditors.

        If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

        Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Competition

        In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. Our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore:

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  our obligation to seek stockholder approval of a business combination may delay or threaten the completion of a transaction;

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  our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

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  our outstanding warrants and the option, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

        Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that to the extent that our target business is a privately held entity, our status as a well-financed public entity may give us a competitive advantage over entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.

        If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

        We maintain our executive offices at One Boston Place, Suite 3630, Boston, Massachusetts 02108. Grand Cru Management, LLC has agreed to provide us with certain limited administrative, technology and secretarial services under a lease and services agreement, as well as the use of certain limited office space, including a conference room, at this location pursuant to a letter agreement between us and Grand Cru Management, LLC. The cost for the foregoing services to be provided to us by Grand Cru Management, LLC is $7,500 per month. We believe, based on rents and fees for similar services in the Boston, Massachusetts area, that the fee charged by Grand Cru Management, LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

        Our executive officers are not obligated to devote any specific number of hours to our matters. Although Messrs. Carson, Hanks and Dullum intend to devote a substantial amount of time to the search for and due diligence of a target acquisition, the amount of time they or any of our officers will devote in any time period will vary based on the availability of suitable target businesses to investigate. We do not intend to have any full time employees prior to the consummation of a business combination.

Legal Proceedings

        We are not involved in any litigation or administrative proceedings incidental to our business.

Periodic Reporting and Audited Financial Statements

        We will register our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

        We will not acquire a target business if audited financial statements based on U.S. generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. In addition, our management will ensure that the target company is compliant, on a timely basis, with the Sarbanes-Oxley Act of 2002. Our management believes that the requirement of having available audited financial statements for the target business, as well as achieving timely compliance with the Sarbanes-Oxley Act of 2002, will not materially limit the pool of potential target businesses available for acquisition.

Comparison to Offerings of Blank Check Companies

        The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriter has not exercised its over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms of a Rule 419 Offering
Escrow of offering proceeds	$57,800,000 of the net offering proceeds will be deposited into a trust account at JPMorgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company. These proceeds consist of $56,300,000 from the net proceeds payable to us from this offering and the warrant placement, $1,350,000 of the proceeds attributable to the deferred underwriters' non-accountable expense allowance and a $150,000 loan to be repaid from interest earned on the amount deposited into the trust account.	$49,500,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $57,800,000 of net offering proceeds held in trust will only be invested in "government securities," defined as any Treasury Bill issued by the United States having a maturity of 180 days or less, and money market funds meeting certain conditions of Rule 2a-7 under the Investment Company Act of 1940.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on fair value or net assets of target business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition, not including the underwriters' deferred non-accountable expense allowance.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represented at least 80% of the maximum offering proceeds.

Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Incorporated informs us of its decision to allow earlier separate trading provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Current Report on Form 8-K.	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.
Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus and, accordingly, will be exercised only after the trust account has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.
Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination and the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Officers

        Our current directors and executive officers are as follows:

Name	Age	Position
John Carson	60	Chairman of the Board
Robert J. Hanks	63	Chief Executive Officer, Treasurer and Director
David A.R. Dullum	58	President, Secretary and Director
Todd A. Fitzpatrick	35	Vice President and Chief Accounting Officer
Christopher R. Young	38	Vice President
Timothy J. Durkin	49	Director
William E. Mahoney	73	Director

        John Carson became a director of our Company on August 12, 2005 and the Chairman of the Board on March 15, 2006. From 2000 - February 2005 Mr. Carson served as Chairman and Chief Executive Officer of Marbo, Inc., a privately held investment firm that invests in and acquires companies in the consumer product sector. From 1993-1999 he served as Chairman of Triarc Beverage Group, and as President and Chief Executive Officer of Royal Crown Company, both subsidiaries of Triarc Companies, Inc. that sold brand name beverages including Royal Crown, Snapple, Mistic Brands and Stewart's Root Beer. From 1967-1993, Mr. Carson served in various positions with Cadbury-Schweppes N.A., including its President from 1984 to 1993. Mr. Carson is a graduate of the College of Commerce, Birmingham and the London Business School.

        Robert J. Hanks has been our Chief Executive Officer and a director since our inception. Mr. Hanks has over 30 years experience in private equity, mergers and acquisitions and in general and financial management. He has operating experience in the United States, Latin America and Asia. Mr. Hanks is a principal and managing general partner of New England Partners, a private equity firm he co-founded in 1992 that is based in Boston, Massachusetts. As a principal and managing general partner at New England Partners, Mr. Hanks has been responsible with other managing general partners for raising of pools of capital and for identifying and structuring investments in and acquisitions of operating companies. Since January 2004, he has served as a director of Elmet Technologies, Inc. a privately held specialty industrial products manufacturer, and since October 1997, of Solar Cosmetic Labs, Inc., a privately held health and beauty products manufacturer. From 1987-1991, he was President of Vista Investment Company, a private equity investment firm established by the Vista Group that specialized in middle market transactions. Prior to that, Mr. Hanks served in various senior management positions in NYSE-listed public companies. He was Vice President and Group Officer of Conrac Corporation and Chief Financial Officer of GTE Brasil, Vice President of GTE Communications Products and President of GTE Asia Pacific. Mr. Hanks holds a B.S. in Economics from the Maxwell School at Syracuse University and an M.B.A. in International Finance from Whitman School of Management at Syracuse University.

        David A.R. Dullum has been our President, Secretary and a director since our inception. Mr. Dullum has more than 30 years of professional investment experience and is a principal and general partner of New England Partners, a private equity firm based in Boston. As a principal and managing general partner at New England Partners, Mr. Dullum has been responsible with other managing general partners for overseeing the raising of pools of capital and for identifying and structuring investments in and acquisitions of operating companies. From 1976-1990, he was a Managing General Partner of the Chicago-based private equity firm Frontenac Company. During his 14 year tenure at Frontenac, he was instrumental in increasing funds under management from

$3 million to over $250 million. As a managing general partner at Frontenac, Mr. Dullum was also responsible with other managing general partners for overseeing the raising of pools of capital and identifying and structuring investments in and acquisitions of operating companies. Mr. Dullum serves as a director of Simkar Corporation, a manufacturer of industrial and consumer lighting products and Fetco Home Decor, Inc., a designer and manufacturer of home decor products. He also serves as a director of three publicly traded companies: Gladstone Capital Corp. (NASDAQ:GLAD); Gladstone Commercial Corp. (NASDAQ:GOOD); and Gladstone Investment Corp. (NASDAQ:GAIN) and is the Audit Committee Chair for GLAD and GAIN. He has lectured on venture capital at the J. L. Kellogg Graduate School of Management, Northwestern University, and was a member of the Board of Trustees of the Stanford Graduate School of Business Trust and former Chairman of the National Association of Small Business Investment Companies. Mr. Dullum holds a B.M.E. from Georgia Institute of Technology and an M.B.A. from Stanford Graduate Business School.

        Todd A. Fitzpatrick has been our Vice President and Chief Accounting Officer since August 10, 2005. Mr. Fitzpatrick is a partner of New England Partners, a private equity firm based in Boston, where he has been a principal since 1998. As a partner at New England Partners, Mr. Fitzpatrick has been responsible with other partners in identifying and structuring investments in and acquisitions of operating companies. Mr. Fitzpatrick focuses on investing in middle market buyouts within the consumer and industrial sectors. From 1993-1998, Mr. Fitzpatrick was a senior auditor with Coopers & Lybrand performing audits and mergers and acquisition assignments for corporate clients. He has broad based experience in a variety of industries including consumer and industrial products, high-tech manufacturing, and medical technology. Mr. Fitzpatrick graduated from Bowdoin College with a B.A. and has M.B.A. and M.S.A. degrees from Northeastern University.

        Christopher R. Young has been our Vice President since August 10, 2005. Mr. Young is a partner of New England Partners, a private equity firm based in Boston, where he has been a principal since 1997. As a partner at New England Partners, Mr. Young has been responsible with other partners in identifying and structuring investments in and acquisitions of operating companies. Mr. Young also serves as a director of SourceIQ, Inc., a privately held software company. From 1992 - 1995, Mr. Young was an investment banker in the mergers and acquisition group with NationsBanc Capital Markets, Inc. (now Banc of America Securities, Inc.). He has 13 years of experience in evaluating investments in, and mergers and acquisitions of, middle market companies. Mr. Young graduated from Babson College with a B.S. degree.

        Timothy J. Durkin, has been a director of our company since inception. Since 1998, Mr. Durkin has been a Managing Director of Latona Associates, a private merchant bank where he is responsible for Latona's private equity investment activities. From 1991-1997, he served as General Partner of Marlborough Capital Advisors, a private mezzanine and equity investment firm. Mr. Durkin's experience at Marlborough Capital Advisors included shared oversight responsibility for raising pools of capital and at Latona Associates and Marlborough Capital Advisors he has had shared oversight responsibility for identifying and evaluating investments in and acquisitions of operating companies. From 1986 to 1990, Mr. Durkin was an Associate of the Merchant Banking Division of Signal Capital Corporation, a subsidiary of The Henley Group. Mr. Durkin began his career at Manufacturers Hanover Trust Company, where he spent three years at the bank's International Division in Latin America. Mr. Durkin graduated with a Bachelor of Arts from St. Lawrence University in 1979 and earned a M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College in 1986. Mr. Durkin is a director of Zenith Administrators, Inc. and Progressive Moulded Products Corp.

        William E. Mahoney became a director of the Company on August 12, 2005. Mr. Mahoney retired in 1997 as vice chairman and chief operating officer of Witco Corporation (now Chemturo Corporation), a $2.4 billion in sales global manufacturer of specialty chemical and petroleum products. He served as chairman of Witco's executive committee of the board of directors. A member of the board of directors since 1989, he also sat on the board's pension committee and audit committee (as a non-voting member). During his 20 years with Witco, Mr. Mahoney was involved in over 15 acquisitions. He is an adjunct professor at the University of Massachusetts, Amherst, and serves on the advisory council in the College of Natural Sciences and Mathematics. Mr. Mahoney graduated from the University of Massachusetts, Amherst, with B.S. degree in chemistry and completed the advanced marketing management program at Harvard University Business School. He was awarded the Chancellor's Medal at the University of Massachusetts in 1996. It is the highest honor bestowed on an individual for extraordinary service to industry and the university.

        Our board of directors has five directors, who will each serve until the next annual meeting of stockholders and until their successor is elected and qualified. These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition.

Special Advisors

        The following individuals have agreed to serve as special advisors:

        Thomas Bullock has over 25 years experience in the packaged goods and food and beverage industry. From 1997-2000 Mr. Bullock served as President and Chief Executive Officer of Ocean Spray Cranberries, Inc. During Mr. Bullock's tenure at Ocean Spray, sales grew to $1.4 billion and he oversaw the acquisition of Nantucket Nectars. Mr. Bullock serves as a director of ClearSource, Inc., a private-label bottled water company and the Mac-Gray Company, a publicly traded company listed on the New York Stock Exchange. Mr. Bullock is a graduate of Saint Joseph's University.

        Stephen Gray founded The Recovery Group ("TRG"), where he serves as the Managing General Partner. TRG is a leading professional services firm specializing in workouts, turnaround consulting and crisis management. Mr. Gray has over 30 years experience in this field and has worked with publicly traded and privately held companies, where he often serves as Chief Executive Officer or Chief Restructuring Officer. Mr. Gray is currently on the board of Solar Cosmetic Labs, Inc. Mr. Gray has a B.S. in Engineering from George Washington University and an M.S. in Mechanical Engineering from Tufts University.

        John I. Jellinek serves as President of Jelco Ventures, Inc., a private equity investment firm he founded in 1971. Over the last 30 years, Mr. Jellinek has completed and/or invested in over 50 private equity transactions. Notable transactions during that period include Bell Sports Corporation, IMNET Systems, Inc., Apogent Technologies, Tapscotts, Inc., Labor Source LLC, Pelstar LLC and CourtLink. Mr. Jellinek is a shareholder and operating director of BPC Group, a boutique, mid-market investment bank and he is a director of K2 Industrial, Inc. (from March 1997 to the present) Pelstar LLC (from August 2000 to the present), and Capital Resource Advisors (from September 1999 to the present) and, since April 2005, as Chairman of Zenith Administrators, Inc., a third party administrator of pension and health care plans. In addition, Mr. Jellinek serves as treasurer of the Aspen Valley Hospital Board of Trustees. He is a co-founder of the Entrepreneur Foundation at Miami University and has served as a co-trustee of the Miami University fund and its Business School Board. Mr. Jellinek received his B.S. from Miami University and his M.B.A. from the University of Chicago.

Director Independence

        Our board of directors has determined that Timothy J. Durkin, William Mahoney and John Carson are "independent directors" as defined in the American Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act.

Board Committees

        Our board of directors has an audit committee and has adopted a charter for this committee as well as a code of ethics that governs the conduct of our officers and employees.

Audit Committee

        Our audit committee consists of Mr. Carson (Chair), Mr. Dullum and Mr. Durkin. The independent directors we appoint to our audit committee will each be an independent member of our board of directors, as defined by the rules of the American Stock Exchange and the SEC. Each member of our audit committee will be financially literate under the current listing standards of the American Stock Exchange, and our board of directors has determined that Mr. Dullum and Mr. Durkin each qualify as an audit committee financial expert, as such term is defined by SEC rules. Although Mr. Dullum is temporarily serving on our audit committee, he does not qualify as an independent director as a result as his position as one of our officers. We intend to locate and appoint at least one additional independent director to replace Mr. Dullum on our audit committee within one year of the completion of the offering.

        The audit committee will review the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls. The audit committee will also recommend the firm selected to be our independent registered public accounting firm, review and approve the scope of the annual audit, review and evaluate with the independent public accounting firm our annual audit and annual consolidated financial statements, review with management the status of internal accounting controls, evaluate problem areas having a potential financial impact on us that may be brought to the committee's attention by management, the independent registered public accounting firm or the board of directors, and evaluate all of our public financial reporting documents.

Code of Ethics

        We have adopted a code of ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the American Stock Exchange.

Executive Compensation

        No executive officer or director has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Grand Cru Management, LLC, an affiliate of Robert J. Hanks and David A.R. Dullum, a fee of $7,500 per month for providing us with certain limited administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Boston, Massachusetts. However, this arrangement is solely for our benefit and is not intended to provide Robert J. Hanks and David A.R. Dullum compensation in lieu of a salary. No other executive officer or director has a relationship with or interest in Grand Cru Management, LLC.

        Other than this $7,500 per month fee, no compensation of any kind, including finder's and consulting fees, will be paid to any of our initial stockholders, our officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our initial stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. If none of our directors are deemed "independent,"

we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

        It is expected that our current management will not participate as executive officers of a target company. Following an acquisition, an officer or director who serves the resulting entity as a director or in an advisory capacity, may receive compensation for his post-acquisition services.

Conflicts of Interest

        Potential investors should be aware of the following potential conflicts of interest:

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  None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

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  In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management's other affiliations, see the previous section entitled "Directors and Officers."

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  Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

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  Since our directors own shares of our common stock which will be released from escrow only if a business combination is successfully completed, and may own warrants which will expire worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination on a timely basis and securing the release of their stock.

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  Following an acquisition, an officer or director who serves the resulting entity as a director or in an advisory capacity may receive compensation for his post-acquisition activities. This could influence such individuals's motivation in advising our company in selecting and completing an acquisition.

        In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

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  the corporation could financially undertake the opportunity;

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  the opportunity is within the corporation's line of business; and

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  it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

        Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

        In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, all of our officers have agreed, until the earlier of a business combination, our liquidation and such time as he ceases to be an officer, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary obligations he might have. In particular, the pre-existing fiduciary obligations that Mr. Hanks might have, include, but are not limited to, his obligations to present business opportunities to Solar Cosmetic Labs, Inc. or Elmet Technologies, Inc. The pre-existing fiduciary obligations that Mr. Dullum might have, include, but are not limited to, his obligations to present business opportunities to Gladstone Capital Corp., Gladstone Commercial Corp. or Gladstone Investment Corp. Mr. Hanks and Mr. Dullum do not believe any of their pre-existing fiduciary obligations would, in practice, conflict with their obligations to the Company.

        In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering, as well as any shares of common stock acquired in connection with or following this offering, in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution but only with respect to those shares of common stock acquired by them prior to this offering.

        To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view. In the event we obtain such an opinion, we will file it with the Securities and Exchange Commission together with the investment banker's consent.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of April 26, 2006, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming they do not purchase units in this offering), by:

  •
  each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our officers and directors; and

  •
  all our officers and directors as a group.

        Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Approximate Percentage of Outstanding Common Stock
	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)		Before Offering	After Offering(2)
Robert J. Hanks(3)	712,500	28.5%	5.7%
David A.R. Dullum(4)	712,500	28.5%	5.7%
John Carson	375,000	15.0%	3.0%
Todd A. Fitzpatrick	200,000	8.0%	1.6%
Christopher R. Young	200,000	8.0%	1.6%
Timothy J. Durkin(5)	50,000	2.0%	*
William E. Mahoney	50,000	2.0%	*
All directors and officers as a group (7 individuals)(3)(4)(5)	2,275,000	91.0%	18.2%

*
less than one percent.

(1)
The business address of each person is One Boston Place, Suite 3630, Boston, Massachusetts 02108.

(2)
Does not reflect the ownership of warrants purchased by certain of the initial stockholders in the warrant placement, which are not exercisable until the later of one year from the date of this prospectus or the consummation of a business acquisition.

(3)
Includes 687,500 shares held individually by Mr. Hanks and 25,000 shares held by Grand Cru Management, LLC, with respect to which Mr. Hanks possesses shared voting and dispositive power.

(4)
Includes 687,500 shares held individually by Mr. Dullum and 25,000 shares held by Grand Cru Management, LLC, with respect to which Mr. Dullum possesses shared voting and dispositive power.

(5)
Includes 50,000 shares held individually by Mr. Durkin. Does not include 100,000 shares held of record by Latona Associates Fund I, LLC, an investment fund of which Mr. Durkin serves as an officer of the manager.

        Immediately after this offering, our initial stockholders, which include all of our officers and directors, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock. Because of this ownership block, these initial stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination. If we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, we will effect a stock dividend in an amount sufficient to maintain the initial stockholders' collective ownership at 20% of our issued and outstanding shares of common stock upon consummation of the offering.

        All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until, subject to certain limited exceptions (each of which requires that the shares remain in escrow for the required period), six months after the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

        During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children, trusts established for their benefit, or to affiliated companies, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our initial stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

        Certain of our initial stockholders have purchased an aggregate of 2,000,000 warrants at a price of $0.65 per warrant in the private placement. The warrants and the shares underlying the warrants may not be sold, assigned or transferred until we consummate a business combination.

CERTAIN TRANSACTIONS

        As of June 22, 2005, we issued 2,500,000 shares of our common stock to the parties set forth below for $25,000 in cash, at an average purchase price of $0.01 per share, as follows:

Name	Number of Shares	Relationship to us
Robert J. Hanks	750,000	Chief Executive Officer, Treasurer and Director
David A.R. Dullum	750,000	President, Secretary and Director
Grand Cru Management, LLC	975,000	Principal stockholder and affiliate of management
Timothy J. Durkin	25,000	Director

        In July and August 2005, Grand Cru Management LLC subsequently sold 750,000 of its shares of common stock including to certain officers, directors, special advisors and other accredited investors in private sales as follows:

Todd A. Fitzpatrick	200,000
Christopher R. Young	200,000
Timothy J. Durkin	25,000
John Carson	50,000
William E. Mahoney	50,000
John I. Jellinek	25,000
Stephen Gray	25,000
Thomas Bullock	25,000
Latona Associates Fund I, LLC	100,000
Frank H. Jellinek, Jr.	50,000

        In February 2006, Grand Cru Management, LLC sold 200,000 shares to John Carson, our Chairman of the Board. In addition, Mr. Hanks and Mr. Dullum each sold 62,500 shares to Mr. Carson in private sales. The shares held by the estate of Frank H. Jellinek, Jr. were assigned to a limited liability company controlled by his widow, Judith A. Jellinek, in April 2006.

        Certain of our initial stockholders have purchased 2,000,000 warrants in a private placement at $0.65 per warrant on the date of this prospectus.

        All shares of common stock outstanding prior to this offering will be placed into an escrow account with Continental Stock Transfer & Trust Company and with certain limited exceptions will not be tradeable until six months after the consummation of a business combination.

        The holders of the majority of the shares outstanding prior to this offering will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

        Grand Cru Management, LLC, an affiliate of Robert J. Hanks and David A.R. Dullum, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us certain limited administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Boston, Massachusetts, as we may require from time to time. We have agreed to pay Grand Cru Management, LLC $7,500 per month for these services. Robert J. Hanks and David A.R. Dullum each own 50% of Grand Cru Management, LLC and, as a result, will benefit from the transaction to the extent of their interest in or position with Grand Cru Management, LLC. Grand Cru Management, LLC is subleasing space from NEGF Advisory Company, Inc., of which Mr. Hanks and Mr. Dullum are principals.

        These arrangements are solely for our benefit and are not intended to provide Robert J. Hanks and David A.R. Dullum compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Boston, Massachusetts area, that the fee charged by Grand Cru Management, LLC (and paid by Grand Cru Management, LLC to NEGF Advisory Company, Inc.) is at least as favorable as we could have obtained from an unaffiliated person.

        Robert J. Hanks and David A.R. Dullum advanced a total of $75,000, on a non-interest bearing basis, to us as of the date of this prospectus to cover expenses related to this offering. The advances will be payable on the earlier of June 15, 2006 and the consummation of this offering. We intend to repay these advances from the proceeds of this offering not being placed in trust. Upon the consummation of this offering, Grand Cru Management, LLC, an affiliate of Mr. Hanks and Mr. Dullum will loan an additional $150,000 to us which will be deposited in the trust account. The loan bears interest at a rate of 4% per year and will be solely repaid out of the interest earned on the escrowed funds.

        We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

        Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder's and consulting fees, will be paid to any of our initial stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

        Mr. Dullum and Mr. Hanks are deemed to be our "promoters" as such terms is defined under the federal securities laws.

DESCRIPTION OF SECURITIES

General

        We are authorized to issue 70,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 2,500,000 shares of common stock are outstanding, held by twelve record holders. No shares of preferred stock are currently outstanding.

Units

        Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Incorporated informs us of its decision to allow earlier separate trading, provided that, in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K.

Common Stock

        Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. Additionally, our initial stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

        We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights discussed below.

        Our board of directors consists of five directors who shall serve until the next annual meeting of stockholders and until his successor is elected and qualified. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

        If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our initial stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

        Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

        Our certificate of incorporation, as amended, authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

        In addition to the 20,000,000 warrants comprising a portion of the units to be sold pursuant to this offering, we have issued 2,000,000 warrants in the private placement to certain of our existing stockholders. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

  •
  the completion of a business combination; and

  •
  one year from the date of this prospectus.

        The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City local time or earlier upon redemption.

        We may call the warrants for redemption:

  •
  in whole and not in part;

  •
  at a price of $.01 per warrant;

  •
  at any time after the warrants become exercisable;

  •
  upon not less than 30 days' prior written notice of redemption to each warrant holder; and

  •
  if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

        The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants

        The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

        No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

        No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

        We have agreed to sell to Ferris, Baker Watts, Incorporated an option to purchase up to a total of 500,000 units at a per unit price of $7.50 (125% of the price of the units sold in the offering). The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering) and will have a cashless exercise provision. Furthermore, if we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, the number of Units subject to the purchase option shall be increased to equal 5% of the Units sold in the offering (excluding the underwriters' over-allotment option). For a more complete description of the purchase option, see the section below entitled "Underwriting—Purchase Option."

Dividends

        We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then current board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

        The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

        Immediately after this offering, we will have 12,500,000 shares of common stock outstanding, or 14,000,000 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the

10,000,000 shares sold in this offering, or 11,500,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,500,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to that date which is one year from the date of this prospectus. In addition, all of those shares have been placed in escrow and will not be transferable prior to that date which is six months following the consummation of a business combination and will only be released prior to that date subject to certain limited exceptions. Furthermore, if we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, we will effect a stock dividend in such amount to maintain the initial stockholders' collective common stock ownership at 20% of our issued and outstanding shares of common stock upon consummation of the offering (excluding common stock issued pursuant to the underwriters' over-allotment option). Any such shares received as a result of such stock dividend shall also be considered "restricted securities" as defined in Rule 144, and subject to the restrictions set forth in Rule 144.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  •
  1% of the number of shares of common stock then outstanding, which will equal 125,000 shares immediately after this offering (or 140,000 if the underwriters exercise their over-allotment option); and

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Availability of Rule 144 to Resales of Stock of Blank Check Companies

        The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an "underwriter" under the Securities Act when reselling the securities of a blank check company. Accordingly, Rule 144 may not be available for the resale of those securities despite technical compliance with the requirements of Rule 144, in which event the resale transactions would need to be made through a registered offering.

Registration Rights

        The holders of our 2,500,000 issued and outstanding shares of common stock on the date of this prospectus, as well as the 2,000,000 shares of common stock issuable upon exercise of the warrants sold in the private placement, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. All of the above stockholders also have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Delaware Anti-Takeover Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

  •
  a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");

  •
  an affiliate of an interested stockholder; or

  •
  an associate of an interested stockholder,

for three years following the date that the stockholder became an interested stockholder. A "business combination" includes a merger or sale of more than 10% of our assets. However the above provisions of Section 203 do not apply if:

  •
  our board of directors approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;

  •
  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

UNDERWRITING

        Subject to the terms and conditions of an underwriting agreement dated April 25, 2006, each of the underwriters named below has agreed to purchase from us the number of units indicated in the following table. Ferris, Baker Watts, Incorporated is acting as the lead underwriter of this offering.

Underwriter	Number of Units
Ferris, Baker Watts, Incorporated	7,750,000
Ladenburg Thalmann & Co. Inc.	1,250,000
Brean Murray, Carret & Co.	1,000,000

Total	10,000,000

        This offering will be underwritten on a firm commitment basis. The underwriters propose to offer units, comprised of one share of common stock and two warrants, directly to the public at the public offering price set forth on the cover page of this prospectus. Any units sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.18 per share. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $0.10 per share to other brokers and dealers. After the units are released for sale to the public, the offering price and other selling terms may, from time to time, be changed by the lead underwriter.

        The underwriters' obligation to purchase units is subject to conditions contained in the underwriting agreement. Each underwriter is severally obligated to purchase all of the units that it has agreed to purchase under the underwriting agreement, other than those covered by the over-allotment option, if it purchases any units. The offering of the units are made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation and modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of units.

        The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or the full exercise, as applicable, by the underwriters of their over-allotment option. This information further assumes full payment of the underwriters' discount and non-accountable expense allowance out of the gross proceeds of the proposed offering.

	Per unit	Total, With No Exercise of Over- allotment Option	Total, With Full Exercise of Over- allotment Option
Public offering price	$6.000	$60,000,000	$69,000,000
Underwriting discount(1)	0.300	3,000,000	3,450,000
Non-accountable expense allowance(1)(2)	0.135	1,350,000	1,350,000

Proceeds before expenses(2)(3)	$5.565	$55,650,000	$64,200,000

(1)
The underwriters have agreed to defer their non-accountable expense allowance of $1,350,000 until the consummation of our initial business combination. Upon the consummation of our initial business combination, this deferred non-accountable expense allowance equal to 2.25% of the gross proceeds of this offering (excluding the proceeds from the exercise of the over-allotment option), or approximately $1,350,000 ($0.135 per unit) will be paid to Ferris, Baker Watts, Incorporated, the lead underwriter, less a pro-rata portion of the funds paid to stockholders exercising their conversion option. The underwriters have agreed to forfeit any rights to, or claims against, such proceeds if we do not complete a business combination within the time period described in this prospectus.

(2)
The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters' over-allotment option.

(3)
The offering expenses are estimated at approximately $650,000.

        We have agreed to pay the expenses incurred by Ferris, Baker Watts, Incorporated in connection with its services as lead underwriter.

        Upon consummation of our initial business combination, the underwriters will be entitled to receive that portion of the proceeds attributable to the underwriters' non-accountable expense allowance held in the trust account and any accrued interest thereon. In the event that we are unable to consummate a business combination and the trustee is required to liquidate the trust account, the underwriters have agreed that: (i) they will forfeit any rights to or claims against these proceeds and any accrued interest thereon; and (ii) these proceeds will be distributed on a pro-rata basis among the public shareholders along with any accrued interest thereon.

Over-allotment Option

        We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 1,500,000 additional units at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional units are purchased pursuant to the option, the lead underwriter will offer the additional units on the same terms as those on which the other units are being offered hereby.

Purchase Option

        We have agreed to sell to Ferris, Baker Watts, Inc., for $100, an option to purchase up to a total of 500,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the units have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit (125% of the price of the units sold in the offering) commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. The purchase option and the 500,000 units, the 500,000 shares of common stock and the 1,000,000 warrants underlying such units, and the 1,000,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, the option may not be sold, during the offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a one year period (including the foregoing 180-day period) following the date of this prospectus. However, the purchase option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Furthermore, if we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, the number of Units subject to the purchase option shall be increased to equal 5% of the Units sold in the offering (excluding the underwriters' over-allotment option).

        Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the purchase option grants to holders demand and "piggy back" rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the purchase option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at a price below its exercise price.

        The sale of the option will be accounted for as an equity transaction. Accordingly, there will be no net impact on our financial position or results of operations, except for the recording of the $100 proceeds from the sale. We have determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be approximately $1,263,000, using an expected life of five years, volatility of 49.3% and a risk-free interest rate of 4.635%. However, because our units do not have a trading history, the volatility assumption is based on information currently available to management. In order to estimate the value of the option, we considered the historical volatilities of 22 publicly traded companies within the consumer and industrial products sectors that trade in the U.S. We believe this is a reasonable benchmark to use in estimating the expected volatility for our common stock. Utilizing a higher volatility would have had the effect of increasing the implied value of the option. For a more detailed discussion of the valuation of this purchase option, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may required to make in respect of any of these liabilities.

Escrow Agreement

        Each of our initial stockholders has agreed to deposit all of his shares into an escrow account maintained by Continental Stock Transfer and Trust Company, acting as escrow agent. Subject to certain limited exceptions (each of which requires that the shares remain in escrow for the required period), these shares will not be transferable during the escrow period and will not be released until six months after the consummation of a business combination.

Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of stabilizing, maintaining or otherwise affecting the price of our units.

        These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market price of our units above that which might otherwise prevail in the open market or preventing or retarding a decline in the market price of our units. The imposition of a penalty bid may also affect the price of the units to the extent that it discourages resales. These transactions may be effected on the American Stock Exchange, in the over-the-counter market or on any trading market, and if any of these transactions are commenced, they may be discontinued without notice at any time.

        Neither we nor the underwriters make any representation or prediction as to the magnitude or effect of any such transaction. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Pricing of the Offering

        Prior to this offering, there has been no public market for our units. Consequently, the initial public offering price for our units has been determined by negotiations between us and Ferris, Baker

Watts, Incorporated. Among the primary factors considered in determining the initial public offering price were:

  •
  prevailing market and economic conditions;

  •
  our capital structure;

  •
  the history and prospects of companies whose principal business is the acquisition of other companies;

  •
  prior offerings of those companies;

  •
  our prospects for acquiring an operating business at attractive values;

  •
  an assessment of our management and their experience in identifying operating companies;

  •
  general conditions of the securities markets at the time of the offering; and

  •
  other factors as were deemed relevant.

        However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriter is unable to compare our financial results and prospects with those of public companies operating in the same industry.

        Our units are not publicly traded. Accordingly, there is no current active trading market for our units. Consequently, we cannot assure or guarantee that an active trading market for our units will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence, and individual decisions, of willing buyers and sellers at any given time. We will not have any control over these factors. If an active trading market does not develop or is sporadic, this may hurt the market value of our units and make it difficult to buy or sell units on short notice. We cannot assure you that if you purchase units in the offering you will later be able to sell it at or above the purchase price.

Other Terms

        We have granted Ferris, Baker Watts, Incorporated the right to have its designee present at all meetings of our board of directors from the date of this prospectus until the consummation of a business combination. The designee (who need not be the same individual from meeting to meeting) will be entitled to receive the same notices and communications sent by us to our directors and to attend directors' meetings, but will have no voting rights. Ferris, Baker Watts, Incorporated has not named a designee as of the date of this prospectus.

Listing of Units, Shares of Common Stock, and Warrants

        We have applied to have the Units, shares of Common Stock, and Warrants listed on the American Stock Exchange under the following symbols:

Units:	"HAC.U"
Common Stock:	"HAC"
Warrants:	"HAC.WS"

LEGAL MATTERS

        The validity of the securities offered in this prospectus is being passed upon for us by Davis, Malm & D'Agostine, P.C., Boston, Massachusetts. Venable LLP, Vienna, Virginia, is acting as counsel for the underwriters in this offering.

EXPERTS

        The financial statements included in this prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon their report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Harbor Acquisition Corporation

We have audited the accompanying balance sheet of Harbor Acquisition Corporation (a development stage company) as of December 31, 2005, and the related statements of operations, stockholders' equity and cash flows for the period from June 20, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harbor Acquisition Corporation as of December 31, 2005, and the results of its operations and its cash flows for the period from June 20, 2005 (inception) to December 31, 2005 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Harbor Acquisition Corporation will continue as a going concern. The Company has a net loss, working capital deficiency and has no operations. This raises substantial doubt about the Company's ability to continue as a going concern. As discussed in Note 2, the Company is in the process of raising capital through a Proposed Offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 23, 2006, except for the first
paragraph of Note 6, as to which
the date is April 14, 2006

Harbor Acquisition Corporation

(A Development Stage Company)

Balance Sheet

As of December 31, 2005

Assets
Current Assets
Cash	$6,654

Total Current Assets	6,654
Deferred Offering Costs	303,509

Total Assets	$310,163

Liabilities And Stockholders' Equity
Liabilities
Accrued Expenses	$215,000
Notes Payable, Stockholders	75,000

Total Liabilities	290,000

Commitment
Stockholders' Equity
Preferred Stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—
Common Stock, $.0001 par value, 70,000,000 shares authorized; 2,500,000 shares issued and outstanding	250
Additional Paid-in Capital	24,750
Deficit accumulated during the development stage	(4,837)

Total Stockholders' Equity	20,163

Total Liabilities and Stockholders' Equity	$310,163

The accompanying notes should be read in conjunction with the financial statements.

Harbor Acquisition Corporation

(A Development Stage Company)

Statement of Operations

Period from June 20, 2005 (inception) to December 31, 2005

Interest Income	$163
Operating Expenses
General & Administrative	$5,000

Net Loss	$(4,837)

Loss per Share—basic and fully diluted	$(0.00)

Weighted Average number of common shares outstanding—basic and diluted	2,500,000

The accompanying notes should be read in conjunction with the financial statements.

Harbor Acquisition Corporation

(A Development Stage Company)

Statement of Stockholders' Equity

Period from June 20, 2005 (inception) to December 31, 2005

	Common Stock
			Additional Paid-in Capital	Deficit Accumulated During the Development Stage
	Shares	Amount			Total
Stock issued June 22, 2005 at $.01 per share	2,500,000	$250	$24,750		$25,000
Net Loss				$(4,837)	$(4,837)

Balance at December 31, 2005	2,500,000	$250	$24,750	$(4,837)	$20,163

The accompanying notes should be read in conjunction with the financial statements.

Harbor Acquisition Corporation

(A Development Stage Company)

Statement of Cash Flows

Period from June 20, 2005 (inception) to December 31, 2005

Cash Flows From Operating Activities
Net Loss	$(4,837)
Change in Accrued Expenses	5,000

Net Cash Provided By Operating Activities	163

Cash Flows From Financing Activities
Proceeds from sale of stock	25,000
Proceeds from advances from Stockholders	75,000
Payment of offering costs	(93,509)

Net Cash provided by Financing Activities	6,491

Net Change in Cash and Cash at end of period	$6,654

Supplemental schedule of non-cash financing activity:
Accrual of offering costs	$210,000

The accompanying notes should be read in conjunction with the financial statements.

Harbor Acquisition Corporation
(A Development Stage Company)

Notes to Financial Statements

1.     Organization, Business Operations and Significant Accounting Policies

        Harbor Acquisition Corporation (the "Company") was incorporated in Delaware on June 20, 2005 as a blank check company whose objective is to acquire an operating business.

        At December 31, 2005, the Company had not yet commenced any operations. All activity through December 31, 2005 relates to the Company's formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year-end.

        The Company's ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of up to 10,000,000 units ("Units") which is discussed in Note 2 ("Proposed Offering"). This factor raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with an operating business ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, management has agreed that at least $5.78 per Unit sold in the Proposed Offering will be held in a trust account ("Trust Account") and invested in government securities until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Certain of the Company's directors have severally agreed that they will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that the directors will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Proposed Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company's stockholders prior to the Proposed Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 2,500,000 founding shares of common stock, as well as any shares of common stock acquired in connection with or following the Proposed Offering, in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

        With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination (net of the underwriters' deferred non-accountable expense allowance described in Note 2), divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account (subject to distributions for working capital and amounts paid or accrued for taxes) computed without regard to the shares held by Initial Stockholders.

        The Company's Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).

        Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

        The Company recorded a deferred income tax asset for the tax effect of temporary differences, aggregating approximately $2,000. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at December 31, 2005.

        The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

        Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

        Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.     Proposed Public Offering: Value of Unit Purchase Option

        The Proposed Offering calls for the Company to offer for public sale up to 10,000,000 Units at a proposed offering price of $6.00 per Unit (plus up to an additional 1,500,000 units solely to cover over-allotments, if any). Each Unit consists of one share of the Company's common stock and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination and one year from the effective date of the Proposed Offering and expiring five years from the effective date of the Proposed Offering. The Company may redeem the Warrants at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The Company will pay the underwriters in the Proposed Offering an underwriting discount of 5.0%, and a non-accountable expense allowance of 2.25% of the gross proceeds of the proposed offering. The non-accountable expense allowance will be held in the Trust Account and payable only upon the consummation of a business combination.

        Certain of the Initial Stockholders are expected to purchase 2,000,000 warrants at a purchase price of $0.65 per warrant, in a private placement to be completed prior to the offering.

        The Initial Stockholders will be entitled to registration rights with respect to their founding shares pursuant to an agreement to be signed prior to or on the effective date of the Proposed Offering. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time commencing three months prior to the third anniversary of the effective date of the Proposed Offering. In addition, the Initial Stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Proposed Offering.

        In addition, the Company has agreed to sell to Ferris Baker, Watts, Incorporated for $100, an option to purchase up to a number of Units equal to 5% of the Units sold in the Proposed Offering, excluding any exercise of the underwriters' over-allotment option. The Units that would be issued upon exercise of this option are identical to those offered by this prospectus, except that each of the Warrants underlying this option entitles the holder to purchase one share of the Company's common stock at a price of $6.25. This Underwriter's Purchase Option (UPO) is exercisable at $7.50 per Unit at the latter of one year from the effective date, or the consummation of a business combination. The UPO has a life of five years from the effective date. The UPO will only be granted if and when the Company consummates the Proposed Offering.

        The sale of the option will be accounted for as an equity transaction. Accordingly, there will be no net impact on the Company's financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be approximately $1,263,000 using an expected life of five years, volatility of 49.3% and a risk-free interest rate of 4.635%.

        The Company has no trading history, as such it is not possible to value the UPO based on historical trades. In order to estimate the value of the UPO the Company considered the historic volatilities of 22 publicly traded companies that operate within the consumer and industrial products sectors. The average volatility of the representative companies was calculated to be 49.3%. Management believes that this volatility is a reasonable benchmark to use in estimating the value of the UPO. The actual volatility of the Unit will depend on many factors that cannot be ascertained at this time.

3.     Deferred Offering Costs

        Deferred offering costs consist principally of legal and accounting fees incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to Stockholders' equity upon the receipt of the capital raised.

4.     Notes Payable, Stockholders

        The Company issued an aggregate of $75,000 unsecured promissory notes to two of its Initial Stockholders on June 22, 2005. The notes are non-interest bearing and are payable on the earlier of

June 15, 2006 or the consummation of the Proposed Offering. Due to the short-term nature of the notes, the fair value of the notes approximates its carrying amount.

5.     Commitments and Related Party Transactions

        The Company presently occupies office space provided by an affiliate of several of the Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Proposed Offering.

        Pursuant to letter agreements dated June 22, 2005 with the Company and the Representative, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company's liquidation.

6.     Subsequent Events

        On April 14, 2006, the Company's majority stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock to 70,000,000. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect this transaction.

        Upon the consummation of the Proposed Offering, a shareholder of the Company will loan the Company $150,000. The loan will bear interest at 4% per annum and will be paid from the interest earned on the amounts in the Trust Fund.

7.     Preferred Stock

        The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

        Until May 21, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TABLE OF CONTENTS

Prospectus Summary	1
The Offering	3
Summary Financial Data	8
Risk Factors	9
Forward-Looking Statements	20
Use of Proceeds	21
Dilution	25
Dividend Policy	26
Capitalization	26
Management's Discussion and Analysis of Financial Condition and Results of Operations	27
Proposed Business	30
Management	41
Principal Stockholders	47
Certain Transactions	49
Description of Securities	51
Underwriting	56
Legal Matters	59
Experts	60
Where You Can Find Additional Information	60
Index to Financial Statements	F-1

PROSPECTUS

HARBOR ACQUISITION
CORPORATION

10,000,000 Units

Ferris, Baker Watts
Incorporated

Ladenburg Thalmann & Co. Inc.

Brean Murray, Carret & Co.

April 26, 2006

QuickLinks

PROSPECTUS SUMMARY
Private Placement
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
Risks Related to Our Business
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DILUTION
DIVIDEND POLICY
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PROPOSED BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN TRANSACTIONS
DESCRIPTION OF SECURITIES
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Harbor Acquisition Corporation (A Development Stage Company) Balance Sheet As of December 31, 2005
Harbor Acquisition Corporation (A Development Stage Company) Statement of Operations Period from June 20, 2005 (inception) to December 31, 2005
Harbor Acquisition Corporation (A Development Stage Company) Statement of Stockholders' Equity Period from June 20, 2005 (inception) to December 31, 2005
Harbor Acquisition Corporation (A Development Stage Company) Statement of Cash Flows Period from June 20, 2005 (inception) to December 31, 2005
Harbor Acquisition Corporation (A Development Stage Company) Notes to Financial Statements